Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Second Quarter 2017 Financial Teleconference
July 27, 2017, 1:30 p.m. (PDT)

Pedro Pizarro, President and Chief Executive Officer, Edison International
Edison International reported second quarter earnings of $0.85 per share, which were slightly below last year’s second quarter earnings of $0.86 per share. Typically we make decisions about adjustments to guidance after we have third quarter results, but we are making an exception in this instance. We have previously indicated that there is a bias toward the upper half of the range. We have now adjusted guidance to a mid-point of $4.23 per share primarily to incorporate the tax benefits related to share-based compensation which we discussed earlier this year. Maria will cover this in more detail in her remarks.
My comments today focus on SCE’s key regulatory proceedings and long-term growth opportunities. I will also provide an update on our recently announced restructuring at Edison Energy. I’ll start with the SCE 2018 general rate case.
As requested by the administrative law judges, SCE entered into initial settlement discussions on the rate case in the May/June timeframe. As is always the case, there are a number of intervenors involved. While we remain open to a settlement, at this time we are continuing with the litigation process and participating in evidentiary hearings which started July 13th and are scheduled through early August.
Just before our last earnings call, the Office of Ratepayer Advocates (ORA) had submitted testimony. In early May, all other intervenors, including The Utility Reform Network (TURN), submitted testimony. Each of ORA and TURN addressed a range of issues in the general rate case and you will recall that ORA’s recommendation yielded 6.6 percent annual rate base growth through 2020. This was based on acceptance of about 90 percent of our traditional capital spending recommendations and zero capital spending for grid modernization. In comparison, TURN’s overall capital spending recommendations would yield annual rate base growth of 6.0 percent through 2020. This includes TURN’s support for about 85 percent of our traditional capital spending and approximately 22 percent of our grid modernization capital spending recommendations. Embedded in TURN’s testimony are proposed rate base adjustments of approximately $700 million of historical capital expenditures related to certain distribution infrastructure replacement programs.
On June 16th, SCE filed its rebuttal testimony, which reiterated key points of our original application, including a continued focus on infrastructure reliability investment and the first elements of the long-term grid modernization initiative. We did lower our capital request by approximately $420 million, of which $300 million was related to grid modernization programs and the remainder related to operations support and other small programs. Over the course of the past 18 -24 months since the initial testimony was prepared, SCE refined its analysis based on additional engineering studies, pilot projects, and more detailed financial evaluations, and therefore modified the timing and approaches to upgrading certain elements of the distribution system. We continue to believe that these programs will benefit customers, and SCE expects to include these and other capital expenditures in future GRCs. Overall, these changes have modified our rate base growth to 8.3 percent from the original request of 8.6 percent. Maria will go into more detail related to our capital spending forecast.
We continue to believe that California’s 2030 greenhouse gas emission goals will require proactive steps to integrate renewable energy and distributed energy resources into the grid. Because it will take many years to modernize the grid to meet these requirements, we must start now by identifying early “no regrets” investments that will improve reliability and safety for customers, and also keep us on the path of being a key enabler of California’s climate change policies.
In addition to our general rate case, SCE is pursuing additional programs around transportation electrification and energy storage in support of California’s 2030 greenhouse gas emission goals, totaling $1 billion of additional capital spending opportunities outside of our current forecast. With respect to the transportation electrification application filed in January, SCE is still expecting a decision on $20 million of priority review projects by this October, and looking to April 2018 for a final decision on the requested $550 million project related to charging infrastructure for medium and heavy duty vehicles.

Also, as a reminder, the IOUs received a final Commission decision in April implementing Assembly Bill 2868, which requires the IOUs to propose programs and investments for up to 500 MW of distributed energy storage systems. This amount is above and beyond the existing 1,325 MW target. SCE’s portion is approximately 166 MW. Not all of this increment will create rate base earning opportunities, but more detail will come as SCE evaluates different approaches and submits its proposal.
Next, I would like to discuss the cost of capital proceeding. We are pleased that the CPUC recently approved the original cost of capital settlement submitted by the four investor-owned energy utilities, ORA and TURN. The implementation of California’s energy policies requires a significant commitment by SCE and others in the State to drive power procurement, capital spending, and energy efficiency. We continue to play an important role in long-term contracting for renewables and, increasingly, energy storage to meet our customers’ and our State’s needs. Safety and reliability are always at the forefront of our capital spending plans, and we must now implement those plans in the context of also building a modern grid to integrate distributed energy resources that our customers are choosing and regulators are supporting. Achieving California’s climate change policies means we must attract the capital needed for infrastructure reliability and enabling a low-carbon grid. All of these activities require SCE and the other utilities to forge new and truly innovative approaches that support a premium return on equity relative to utilities in other states. Our new cost of capital will go into effect on January 1, 2018, and we will go back to the commission in April 2019 with our next cost of capital application where we will continue the discussion on these key topics.
Going further on the broader theme of California’s climate change policies, many of you have heard me talk about SCE being a key enabler of California’s goals. In early June, we joined the State of California and other states, cities, and companies when we signed an open letter to the international community supporting the Paris accord on climate change, which underscores our continued work on greenhouse gas reduction efforts.
This also reflects California’s national and international leadership in addressing greenhouse gas emissions through ambitious clean energy and environmental programs. California took its next major step on Tuesday, when Governor Brown signed Assembly Bill 398 to extend the greenhouse gas cap-and-trade program. SCE supported AB 398 and I attended the signing ceremony, which took place in the same location where Governor Schwarzenegger signed the original AB 32 cap-and-trade legislation ten years ago. AB 398, which passed the legislature with a 2/3 supermajority vote, keeps the cap-and-trade program largely intact and extends it to 2030, but with some modification to the program’s administration.
The legislature is continuing the theme with the proposed Senate Bill 100, which would accelerate the Renewables Portfolio Standard to 50 percent by 2026; establish a target of 60 percent renewable resources by 2030; and require all electricity sold at retail to be from zero-carbon resources by 2045. We support the broad objective of the legislation, but SCE is currently working with the bill’s sponsors to seek changes that will ensure that reliability and customer rate impacts are appropriately considered. Additionally, we would like the bill to include language to provide flexibility to study and revisit its targets if necessary in the future.
Moving on to the status of the SONGS regulatory proceeding, since our last earnings call, the Commission approved our request to extend the deadline to report on the status of the meet-and-confer-process to August 15th. In addition, SCE filed a redacted version of the MHI Arbitration decision on June 7th for awareness by the Commission and the public. We are taking the meet-and-confer process seriously. However, we are also prepared to return to litigation if the meet-and-confer process is ultimately not successful and the CPUC takes that step. The meet-and-confer process is confidential, so we are not in a position to provide further details during today’s question and answer session.
Let’s now turn to our competitive businesses at Edison Energy Group, where there have been some developments that I would like to discuss.
As part of our ongoing strategic review of our competitive businesses, we streamlined the organizational structure of Edison Energy Group to focus on near-term needs rather than long-term potential scale. In addition to this organizational realignment, we are also evaluating various options for SoCore, our solar business. This could result in a sale of the business as there may be other parties who are better able to maximize the value of the SoCore platform given its scale and our current tax position. We have retained an advisor to assist in the effort and will provide more detail as we move forward.

I want to make it clear that we remain committed to establishing successful competitive businesses that complement our regulated business at SCE. We have heard from our commercial and industrial customers that they value the independent insight we bring regarding their energy needs. Therefore, we will continue our commitment to growing our existing Edison Energy service lines and to establishing a new portfolio advisory service line, along with a supporting data analytics platform, for large energy users nationally. While we have not yet selected a specific date, we plan to come back to investors in September on an Edison Insights call with more details about our plans for the competitive businesses coming out of our strategic review of Edison Energy Group.
I want to thank Ron Litzinger, who has announced that he will retire by year-end. Ron has been the first leader of Edison Energy Group and has been an important part of SCE and Edison Mission Energy at key times in their history. I appreciate that Ron will be able to work with us in the months ahead to ensure a smooth transition as we recruit a new head of Edison Energy, who will report to Drew Murphy.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International
My comments today will cover second quarter and year-to-date results, updated earnings guidance, and our updated capital expenditure and rate base forecasts. Let’s begin by looking at the key SCE earnings drivers for the quarter shown on the right of the slide. Please turn to page 2 of the presentation.
Overall, SCE revenue was not an earnings driver this quarter. Higher revenue from the normal attrition mechanism in SCE’s current general rate case generated a positive 11 cents per share variance compared to last year’s second quarter, but other CPUC and FERC revenue offset this amount. As a part of our rebuttal testimony filed in the general rate case on June 16th, we included an update to account for a prior assignment of certain compensation costs to customers instead of shareholders. SCE expects to refund $17 million, or 3 cents per share, to customers. This refund reduced other CPUC revenue in the second quarter. FERC revenue was lower due to 4 cents per share of items that were offset by lower operating costs and thus had no earnings impact. This was largely related to amortization in 2016 for the Coolwater-Lugo transmission project which was offset by higher depreciation.

SCE continues to see lower operations and maintenance expenses quarter over quarter due to the ongoing implementation of various operational and service excellence initiatives. These initiatives contributed 3 cents per share to earnings in the quarter.
Higher depreciation is to be expected due to SCE’s major capital spending program, but was partially offset by the Coolwater-Lugo project recovery in 2016 mentioned previously. Net financing costs were also higher by one cent per share mainly due to increased borrowings to finance our capital program.
Higher income tax versus last year contributed a negative 5 cents per share which was mainly attributable to the 2016 timing of recognition for the recovery of flow through taxes. In total, this results in an overall SCE earnings decrease of 4 cents per share.
For the quarter, EIX Parent and Other had a positive 3 cents per share earnings variance mainly driven by 2 cents per share benefit at the holding company from an IRS settlement of prior year periods. Edison Energy Group contributed 1 cent per share to the positive variance mainly due to the absence of a 4 cents per share charge related to the 2016 buyout of an earn-out provision, offset by a 3 cent per share goodwill impairment on SoCore Energy related to the decision to evaluate strategic options for the business, including a sale, which Pedro already discussed.
As a reminder, as a result of our 2016 adoption of the new FASB accounting rules on share-based payments, comparisons with the second quarter of 2016 are on an adjusted basis. Previously we had reported 85 cents per share of core earnings in the second quarter of 2016; this is now 86 cents per share as adjusted. The adjusted quarterly earnings schedule is again included in the presentation appendix.
Please turn to page 3.
I won’t go into the detail on the year-to-date results since many of the quarterly earnings drivers are also relevant in the year-to-date period. One element that was not a driver in the second quarter but has contributed to earnings variances in the year-to-date period is the tax benefits related to share-based compensation that we realized largely in the first quarter.

Please turn to page 4.
As Pedro mentioned earlier, we are updating guidance to incorporate the tax benefits related to share-based compensation that we recorded in the first half of 2017 and the 3 cents per share SoCore impairment recorded in the second quarter. Our new range is $4.13 to $4.33 per share with a midpoint of $4.23 per share. We continue to experience success around our operational and service excellence initiatives and cost control and effectiveness more generally. However, we have not made any adjustments to guidance at this point related to these items as we continue to evaluate the various efforts and other work that may be required. We will update guidance in the third quarter, as has been our practice, to reflect any additional changes following the summer season.
Please turn to page 5.
In June after we submitted our rebuttal testimony, we provided an updated capital spending forecast in our Business Update. The reduction of $420 million reflected the general rate case capital adjustments between 2018 and 2020. As Pedro noted, $300 million was related to grid modernization and the remainder to operations support and other small programs. Today, we are providing an additional update for our 2017 capital expenditure forecast which reflects trends that we have seen in the first six months for both CPUC and FERC capital spending. As we noted during the first quarter earnings call, SCE capital expenditures for 2017 have been trending lower than the $4.2 billion in our original forecast. We currently see 2017 capital expenditures to be $3.8 billion generally reflecting the lack of approval of a grid modernization memorandum account, lower than expected new customer meters and delays in transmission spending. As we continue to refine our grid modernization spending estimates and review the work embedded in the plan, we have identified and focused on projects that have significant reliability benefits in addition to supporting our ability to integrate distributed energy resources. We have therefore included these projects in our traditional distribution capital spending. There are no significant changes to the 2018-2020 GRC period subsequent to our rebuttal testimony.
Please turn to page 6.
I won’t spend a lot of time on page 6 as there were no changes from our prior June forecast. The main driver of our forecast is the general rate case rebuttal testimony. Our rate base forecast is based on the authorized weighted average rate base that is set in each general rate case for the forward looking three year period. Once SCE receives a final decision in the 2018 general rate case, our rate base forecast will be trued up along with our capital expenditures. From a FERC perspective, our rate base also remained largely the same as the majority of the capital spending decrease is tied to projects that are expected to close outside of the forecast period. Despite these short-term discrepancies, over the long-term, we continue to see SCE investing at least $4 billion per year and adding at least $2 billion per year of rate base for the foreseeable future as SCE continues to implement its wires-focused business strategy.
Please turn to page 7.
As Pedro discussed in his comments, we received a final decision on the cost of capital proceeding for 2018 and 2019. SCE’s return on equity will be adjusted to 10.30 percent from 10.45 percent and we will true up the cost of debt and preferred equity. We expect to file an advice letter in September with our forecasted cost of debt and preferred equity for 2018 and 2019. This true up will include our actual cost of debt and preferred equity as of August as well as a forecast of debt and preferred equity costs through the end of 2018. The cost of capital adjustment mechanism, or trigger mechanism, will be effective for 2019, that is, the cost of capital will remain fixed in 2018 with a possibility of the adjustment mechanism functioning in 2019. We will implement the new cost of capital starting on January 1, 2018.
SCE continues to maintain a strong balance sheet and significant financial flexibility. Our weighted average common equity component of total capitalization is 50.2 percent as of June 30th. We continue to maintain what we believe is a prudently conservative balance sheet at both SCE and at the holding company.

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